UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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NRX PHARMACEUTICALS, INC.

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NRx Pharmaceuticals (NASDAQ:NRXP) Initiates Strategy to Combat Short Sales

•	Initiative is intended to protect shareholder value through continued compliance with Nasdaq listing rules and elimination of naked short sales positions in the Company’s securities

•	The Company is contemplating a reverse split, if needed to maintain NASDAQ listing compliance, to be accompanied by change in corporate name and CUSIP number

•	Company has retained former SEC enforcement leadership to notify leading brokerages of the need to close all naked short positions in the Company’s securities and to prevent future accumulation of naked short positions in the Company’s new security

RADNOR, Pa., March 12, 2024 /PRNewswire/ -- NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRx Pharmaceuticals”, the “Company”) today initiated actions to combat short sellers in the Company’s stock.

The Company announced a proposal to simultaneously change the CUSIP under which the Company’s shares are traded, together with changing the name of the Company to NRx Therapeutics, Inc. The Company plans to accompany these actions with a required exchange of the underlying stock certificates. This certificate change is expected to be seamless for those investors holding NRXP shares in electronic form and similarly for investors who may have established short positions in NRXP by borrowing the underlying shares from a registered shareholder. Any party holding a short position in the Company’s shares who has not complied with the legal requirement to borrow the underlying shares of stock (i.e. “a naked short”) may be unable to exchange that position for a position in the new security.

The Company is working with attorneys who formerly served in leadership positions at the SEC Division of Enforcement to correspond with corporate counsel and compliance heads at leading brokerages to emphasize the current legal prohibitions against naked short sales. As identified in previous announcements, the Company was advised by ShareIntel in September 2023 that substantial naked short positions in the Company’s securities had been identified at major brokerage firms.

“We believe it is in the best interests of our shareholders to have fully-compliant trading in the markets,” said Janet Rehnquist, Esq., who chairs the Company’s Compliance Committee. “As we focus on the development of potentially life-saving drugs to combat suicidal depression, PTSD, and Chronic Pain, it is critical that we take all steps possible to maximize the value of those who have invested in our Company and provided the resources to address these critical unmet medical needs.”

About NRx Pharmaceuticals

NRx Pharmaceuticals is a clinical-stage biopharmaceutical company developing therapeutics based on its NMDA platform for the treatment of central nervous system disorders, specifically suicidal bipolar depression, chronic pain and PTSD. The Company is developing NRX-101, an FDA-designated investigational Breakthrough Therapy for suicidal treatment-resistant bipolar depression and chronic pain. NRx has partnered with Alvogen and Lotus around the development and marketing of NRX-101 for the treatment of suicidal bipolar depression. NRX-101 additionally has potential to act as a non-opioid treatment for chronic pain, as well as a treatment for complicated UTI.

NRx has recently announced plans to submit a New Drug Application for HTX-100 (IV ketamine), through Hope Therapeutics, in the treatment of suicidal depression, based on results of well-controlled clinical trials conducted under the auspices of the US National Institutes of Health and newly obtained data from French health authorities, licensed under a data sharing agreement. NRx was awarded Fast Track Designation for development of ketamine (NRX-100) by the US FDA as part of a protocol to treat patients with acute suicidality.

Notice Regarding Forward-Looking Statements

The information contained herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, among others, statements regarding the proposed public offering and the timing and the use of the proceeds from the offering. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to the Company’s operations, results of operations, growth strategy and liquidity. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. Except as may be required by applicable law, The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information: For further information: CORPORATE CONTACTS: Jeremy Feffer, LifeSci Advisors, Inc., jfeffer@lifesciadvisors.com; Matthew Duffy, Chief Business Officer, mduffy@nrxpharma.com